Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

Max Maxfield, WY Secretary of State
FILED: 11/29/2010 04:30 PM
Original ID: 2010-000593209
Amendment ID: 2010-000908186

Profit Corporation
Articles of Amendment

1. Corporation name:

Flameret Inc.

2. Article(s) Fourth is amended as follows:

The following will be the new authorized amount of stock for Flameret Inc.

Common 2,900,000,000, issued amount is 18,000,000 at 0.00001 par value per share.

Preferred A 1,000,000 at 0.00001
Preferred B 30,000,000 at 0.00001
Preferred C 30,000,000 at 0.00001

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

N/A

4. The amendment was adopted on 11/15/2010 .
(Date – mm/dd/yyyy)

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

The amendment was adopted and duly approved by the board of directors with not shareholders approval needed at this time.

OR

If approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

N/A

RECEIVED NOV 2 4 2010 SECRETARY OF STATE WYOMING

RECEIVED NOV 2010 SECRETARY OF STATE WYOMING

Wyoming Secretary of State
State Capitol Building, Room 110
200 West 24th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Fax 307.777.5339
Email: business@state.wy.us

For Office Use Only

6. If an amendment was approved by the shareholders:

(A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: N/A and the number of votes of each voting group indisputably represented at the meeting: N/A

AND

(B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

100%

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

N/A

Signature: [signature]

Date: 11/15/2010
(mm/dd/yyyy)

Print Name: C.R GLOVER

Title: Director

Contact Person: Brandy Spier

Daytime Phone Number: (307) 632-3333 Email: tax@wyomingcompany.com

Checklist

- [ ] ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- [ ] The Articles of Amendment may be executed by the Chairman of the Board, President or another of its officers.
- [ ] Please submit one **originally signed** document and one exact photocopy of the filing.

Share Structure For Flameret Inc.

Type	Authorized	Par Value
Common	2,900,000,000 at 0.00001	
Preferred A	1,000,000 at 0.00001	
Preferred B	30,000,000 at 0.00001	
Prefered C	30,000,000 at 0.00001	